Exhibit 99.1

Middlesex Water Company Reports 2024 Financial Results

•	Diluted earnings per share (“EPS”) of $2.47 for 2024, compared to 2023 earnings of $1.76
•	Invested $75 million in capital expenditures in 2024 to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure
•	Utility infrastructure investment of $387 million planned from 2025 through 2027

ISELIN, N.J., February 28, 2025 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the fourth quarter and year end 2024. Middlesex reported net income of $44.4 million and diluted EPS of $2.47 for 2024, compared to net income of $31.5 million and diluted EPS of $1.76 in 2023.

"Our strong 2024 performance underscores the strength of our growth strategy, the dedication of our team members, a constructive regulatory environment, and the trust we have earned from our stakeholders,” said Nadine Leslie, President and Chief Executive Officer of Middlesex Water Company. “We are excited to build on this momentum to position the company for long-term growth while delivering life-sustaining water utility service at affordable rates to our customers.”

2024 Operating Results

Middlesex reported net income for 2024 of $44.4 million, a $12.8 million increase when compared to 2023. A significant amount of the increase is attributable to the base rate increase in the Middlesex System, one-time recovery of previously incurred depreciation, operating and carrying costs of $6.0 million (net of tax) associated with the prior year construction and operation of the water treatment facilities at Middlesex’s Park Avenue water treatment plant, and increases in weather-driven customer demand across all its operating regulated water utility systems.

Revenues for 2024 were $191.9 million, an increase of $25.6 million when compared to $166.3 million in 2023. Middlesex System revenues increased $19.9 million due primarily to the New Jersey Board of Public Utilities (“NJBPU”) approved base rate increase in March 2024, and increased weather-driven customer demand. In our Delaware System, Tidewater Utilities, Inc. (“Tidewater”) revenues increased $4.5 million due primarily to increased weather-related customer demand and customer growth. Non-regulated revenues increased $0.7 million due to higher supplemental contract services.

Operations and maintenance expenses for 2024, were $92.4 million, an increase of $9.3 million when compared to $83.1 million in 2023, primarily due to higher legal, financial, and regulatory matter costs, increased labor costs due to annual wage increases, higher costs related to an enhanced water treatment process at Middlesex’s Park Avenue water treatment plant, and higher energy costs due to increased water demand.

Fourth Quarter 2024 Operating Results

Middlesex reported net income of $8.8 million and diluted EPS of $0.49, for the fourth quarter of 2024, compared to net income of $5.8 million and diluted EPS of $0.32 for the same quarter in 2023. A significant amount of the increase is attributable to the base rate increase in the Middlesex System, increases in weather-driven customer demand across all its operating regulated water utility systems, and the implementation of new interim rates in Tidewater.

Infrastructure Investments

In 2024, Middlesex invested $75 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure. These investments enhanced water quality, service reliability, security, and regulatory compliance.

In 2025, the Company plans to invest approximately $93 million in infrastructure investments, including our RENEW program to replace water mains in our Middlesex System, installation of hydrants and meters, and various water main and services replacements and improvements. From 2025 through 2027, the Company expects to invest $387 million in infrastructure investments, which includes $105 million to install treatment for Perfluoroalkyl (“PFAS”) at our Carl J. Olsen surface water treatment plant.

Selective and Sustainable Growth

In February 2025, the Delaware Public Service Commission approved the application of Tidewater to purchase the water utility assets of Ocean View for approximately $4.6 million. Ocean View serves approximately 900 customers in Sussex County, Delaware. The acquisition is expected to close by April 2025.

Quarterly Dividend Declared

On January 28, 2025, the Company’s Board of Directors declared a first quarter cash dividend of $0.34 per common share. Dividends on common shares will be paid on March 3, 2025, to shareholders of record as of February 18, 2025. The Company has paid cash dividends continually since 1912 and has increased the dividends received by shareholders each calendar year for 52 consecutive years.

About Middlesex Water Company

Middlesex Water Company (NASDAQ: MSEX) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on operational excellence, superior customer experience, investment in infrastructure, selective and sustainable growth, and employee engagement to deliver value to our customers, investors, and the communities we serve.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Jennifer Ketschke, Director, Treasury and Investor Relations

jketschke@middlesexwater.com

(732) 638-7523

Media Contact:

Brian Hague, Vice President of Communications & Corporate Affairs

bhague@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

 CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2024	2023	2024	2023

Operating Revenues	$191,877	$166,274	$47,107	$38,602

Operating Expenses:
Operations and Maintenance	92,363	83,113	24,714	19,071
Depreciation	24,430	25,194	6,420	6,648
Other Taxes	21,874	18,744	5,444	4,640

Total Operating Expenses	138,667	127,051	36,578	30,359

Operating Income	53,210	39,223	10,529	8,243

Other Income:
Allowance for Funds Used During Construction	1,254	2,433	467	272
Other Income, net	10,815	4,053	1,613	929

Total Other Income, net	12,069	6,485	2,080	1,201

Interest Charges	14,023	13,143	3,302	3,779

Income before Income Taxes	51,256	32,565	9,307	5,665

Income Taxes	6,905	1,041	503	(102)

Net Income	44,351	31,524	8,804	5,767

Preferred Stock Dividend Requirements	112	120	23	30

Earnings Applicable to Common Stock	$44,239	$31,404	$8,781	$5,737

Earnings per share of Common Stock:
Basic	$2.48	$1.77	$0.49	$0.32
Diluted	$2.47	$1.76	$0.49	$0.32

Average Number of
Common Shares Outstanding:
Basic	17,842	17,732	17,881	17,803
Diluted	17,946	17,847	17,954	17,917